ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

(a)	Special Meetings of the Shareholders of John Hancock International Fund and John Hancock Mid Cap Growth Fund ere held at the Fund’s principal office at 601 Congress Street, Boston Massachusetts on

May 9, 2007 at 10:00 a.m.

(b)	Not Applicable

(c)	Proposals

Proposal 1

Approval of Agreement and Plan of Reorganization providing for the combination of the John Hancock International Fund, a series of John Hancock Investment Trust III, into the John Hancock International Core Fund, a series of John Hancock Funds III.

Proposal 1

Approval of Agreement and Plan of Reorganization providing for the combination of the John Hancock Mid Cap Growth Fund, a series of John Hancock Investment Trust III into the John Hancock Growth Opportunities Fund, a series of John Hancock Funds III.

At the meetings, the proposals were approved by the respective shareholders of the John Hancock International Fund and of the John Hancock Mid Cap Growth Fund. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below:

	Shares
Portfolio	FOR	AGAINST	ABSTAINED

Proposal 1
John Hancock International Fund	7,016,964,437	369,721.036	495,930.134

	Shares
Portfolio	FOR	AGAINST	ABSTAINED

Proposal 1
John Hancock Mid Cap Growth Fund	4,722,685.029	493,636.712	399,337.896